Exhibit 99.1

Duke Energy Carolinas

Partial Settlement in North Carolina Rate Case (Docket E-7 Sub 1146)

Supplemental Comments in Federal Tax Act Proceeding (Docket M-100 Sub 148)

RATE CASE FILING (Docket E-7 Sub 1146)

Background:

•                  On August 25, 2017, Duke Energy Carolinas filed a rate case with the North Carolina Utilities Commission (NCUC) to request an average 13.6 percent increase in retail revenues, or approximately $647 million:

•                  The rate case filing requests an overall rate of return of 7.93% based on approval of a 10.75% return on equity and a 53% equity component of the capital structure

•                  The filing is based on a North Carolina rate base of $13.8 billion as of December 31, 2016 and adjusted for known and measurable changes through November 2017

•                  On Mar. 1, 2018, Duke Energy Carolinas (DEC) and the Public Staff - North Carolina Utilities Commission (Public Staff) filed testimony consistent with their Agreement and Stipulation of Partial Settlement (Stipulation) resolving certain issues in the base rate proceeding

Major components of the Stipulation:

•                  $105 million annual customer rate increase prior to reductions from the return to customers of N.C. state excess deferred income taxes (NC EDIT) over four years (rather than five years as proposed by DEC).  After applying the NC EDIT reductions, the average annual retail rate increase is $45 million. This equates to a 2% average retail rate increase and 1% increase after the NC EDIT reduction.

•                  Return on equity of 9.9% based upon a capital structure of 52% equity and 48% debt

•                  Removes recovery of Customer Connect project costs from the revenue requirement. Permits deferral of costs associated with the Customer Connect project

Key issues on which the parties have not reached a compromise include:

•                  Coal ash basin deferred costs to be recovered and amortization period, and ongoing coal ash costs to be included in rates

•                  Whether a Grid Reliability and Resiliency Rider (GRR) should be adopted in this proceeding, and if so, which costs would be included in the GRR and the structure of a GRR

•                  Impacts of the Federal Tax Cuts and Jobs Act (see section below for summary of supplemental testimony filed in Federal Tax Act Proceeding)

•                  Whether it is appropriate to allow a return on the unamortized balance of Lee Nuclear project development costs during the amortization period

•                  The method of determining adjustments to reflect post-test year additions and the amount of annual depreciation expense

Additional Information:

•                  The Stipulation is subject to the review and approval of the NCUC. An evidentiary hearing to review the Stipulation and other issues in the case will start on Mar. 5, 2018

•                  DEC has requested new rates go into effect May 1, 2018

Estimated Annual Rate Increase Impacts to Customer Bills

($ in millions)	Years 1-4	Thereafter
Annualized base rates	$105	$105
Return of N.C. State Excess Deferred Income Taxes over 4-year period	(60)	—
Cumulative Net Annualized Customer Increase ($)	$45	$105
Cumulative Net Annualized Customer Increase (%)	1%	2%

Reconciliation of Request to Reflect Stipulation

($ in millions)	Years 1-4	Thereafter
Original request(1)	$647	$647
Post-filing, pre-Stipulation adjustments to filed request	$23	$23
Amounts included in Company request to be decided by the Commission (Coal ash, GRR, Lee Nuclear, Depreciation)	$(465)	$(465)
Company request for items addressed in the partial settlement	$205	$205
Agreed upon adjustments:
Move return of N.C. State Excess Deferred Income Taxes from base rates to rider	$65	$65
Reduced ROE	$(100)	$(100)
Reduced equity component of capital structure	$(18)	$(18)
Reduction in Customer Connect costs (to be deferred with a return)	$(11)	$(11)
Other revenue reductions	$(36)	$(36)
Total agreed upon adjustments	$(100)	$(100)
Return of N.C. State Excess Deferred Income Taxes over 4-year period through a rider	$(60)
Revenue increase related to agreed upon items	$45	$105

Note: Totals may not add due to rounding.

Additional information on the Original Rate Case Request:

•                  Major capital investments(2) including pro-forma adjustments to reflect known and measurable changes include:

•                  The new W.S. Lee Combined Cycle unit - $557 million

•                  Lee Nuclear Project development costs - $527 million

•                  Two new solar facilities - $156 million

•                  The Carolinas West Primary Control Center - $120 million

•                  Advanced Metering Infrastructure (AMI) - $123 million

•                  Relicensing 13 hydro facilities on the Catawba-Wateree river basins - $109 million

•                  Lee Nuclear Project cancellation

•                  Duke Energy Carolinas is requesting NCUC approval to cancel the development of the Lee Nuclear Project while maintaining the Combined Operating License as an option for the future in case circumstances change

•                  The associated revenue requirement is $53 million to recover incurred project development expenses over a 12 year period, as permitted by statute

•                  Coal Ash Pond Closure costs include:

•                  $135 million annually to recover previously incurred expenses over a five year period

•                  $201 million annually for ongoing expenses

•                  The Grid Reliability and Resiliency Rider includes:

•                  Duke Energy Carolinas has requested a new Grid Reliability and Resiliency Rider to recover grid modernization costs.

•                  The Grid Reliability and Resiliency Rider revenue requirement reflects:

•                  $309 million of capital investment in 2018 for NC Retail customers

•                  $20 million for Operating & Maintenance expense related to these investments

TAX DOCKET FILINGS (Docket M-100 Sub 148):

•                  On Mar. 1, 2018, Duke Energy Carolinas filed supplemental comments in the Federal Tax Act Proceeding, proposing how DEC could implement the impacts of the Tax Act, including:

•                  Reduction in federal tax rate from 35% to 21%, resulting in a $216 million reduction in revenue requirements

•                  Return of the net(3) protected federal excess deferred income taxes (Federal EDIT) resulting in a $34 million reduction in revenue requirements

(1)  Original request and all amounts presented exclude potential impacts of the Federal Tax Cuts and Jobs Act (Tax Act). See Tax Docket Filings section below for summary of supplemental testimony filed in Federal Tax Act Proceeding.

(2)  Represents Duke Energy Carolinas total investment, which is allocated ~67% to NC.

•                  Return of the net(3) unprotected Federal EDIT related to property plant and equipment (PP&E), but not subject to normalization rules, over 20 years, resulting in a $37 million reduction in revenue requirements

•                  Return of unprotected Federal EDIT not related to PP&E as follows:

•                  $40 million lower operating expenses returned through a Rider annually over 5 years,

•                  $15 million increase in revenue requirements due to increased rate base

•                  Acceleration of recovery of certain expenses, resulting in a $200 million increase in revenue requirements (e.g. accelerated depreciation for AMR meters and/or certain coal fired plants, ongoing coal ash basin closure compliance costs, or other environmental compliance costs)

(3)  Net amount incorporates both the decrease in operating expenses related to the tax rate change and the increase in rate base associated with the lesser amount of accumulated deferred income taxes that are deducted from rate base.